Trading Symbol (LMD:TSX V) 151 Bloor St West, Ste 890 Toronto ON Canada M5S 1S4 T +1 416 927 7000 F +1 416 927 1222 www.lingomedia.com
PRESS RELEASE	FOR IMMEDIATE RELEASE

LINGO MEDIA GRANTS INCENTIVE STOCK OPTIONS

Toronto, Canada, October 5, 2004 – Lingo Media Inc. (LMD:TSX-V; LNGMF: OTC BB) (the “Company”) or “Lingo Media”), a leading educational publisher in China, is pleased to announce the granting of 525,000 stock options to its directors exercisable at a price of $0.19 per share for a five-year period pursuant to Lingo Media’s Stock Option Plan.  These stock options are subject to an 18-month vesting period, with approximately 16.67% of the options vesting every three months.

About Lingo Media Inc.

Lingo Media is a leading publisher of English language learning programs in China, incorporating print, audio/video cassette and CD-based products for students and teachers from pre-school through university.  Founded in 1996, Lingo Media has an established presence in the Chinese educational market of more than 200 million English language students.  To date, over 75 million units from Lingo Media’s library of more than 250 program titles have been published and sold in China.

For further information, contact:

For Lingo Media Inc.

Khurram Qureshi

Tel: (416) 927-7000, ext. 25

Toll Free Tel: (866) 927-7011

Email: kqureshi@lingomedia.com

To learn more, visit www.lingomedia.com

Portions of this press release include “forward-looking statements”, which may be understood as any statement other than a statement of historical fact.  Forward-looking statements contained in this press release are made pursuant to the safe harbour provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances.  Actual results may vary materially from management’s expectation and projections expressed in this press release.  Certain factors that can affect the Company’s ability to achieve projected results are described in the Company’s Annual Report 20-F and other reports filed with the Securities and Exchange Commission.

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